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                                                                    EXHIBIT 99.2


                   Xircom Announces Stock Repurchase Program

      Stock repurchase plan approved to offset dilution from acquisition of Omnipoint Technologies, Inc.


     THOUSAND OAKS, Calif., June 13, 2000 - Xircom, Inc. (Nasdaq: XIRC), the leading provider of mobile information access solutions, today announced that its Board of Directors has authorized the repurchase of up to 1.5 million shares of its common stock, contingent upon the closing of its acquisition of Omnipoint Technologies, Inc. (OTI), also announced today.

     The stock repurchase plan is intended to offset dilution caused by the issuance of shares and assumption of employee stock options by Xircom in connection with its acquisition of OTI. The stock repurchases will be made over the next several months at the discretion of Xircom management.

     An analyst call will be held at 5:00 PM, Eastern Standard Time today to discuss details of the acquisition and repurchase plan. A live webcast of the announcement will also be available on Xircom's website at
www.xircom.com/wirelesscall.
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                                    (more)
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Xircom Announces Stock Repurchase Program
2-2-2-2

About Xircom, Inc.
------------------

     For over a decade mobile professionals around the world have relied on Xircom for access to their information anytime, anywhere. Xircom designs and develops innovative solutions that connect mobile users worldwide to corporate networks, the Internet, Intranets and other online resources. Xircom sells and supports its products in over 100 countries through distributors, resellers, electronic channels and global OEM partnerships. Headquartered in Thousand Oaks, California, with regional offices in Belgium, Japan and Singapore, Xircom has over 1,700 employees worldwide and trailing four-quarter revenue of $450 million. For more information on Xircom mobile access solutions visit www.xircom.com, or telephone: (805) 376-9300, US Sales: (800) 438-4526,
--------------
fax: (805) 376-9311


Xircom worldwide press contacts:

  Xircom Corporate:
  Cheryl Renton
  Manager, Corporate Public Relations

  cheryl@renton@xircom.com
  Tel. 805-376-6813

  Xircom Regions:

  Americas
  Sally Peterson
  Public Relations Manager
  U.S. Customers, Channels and Vertical Markets
  Latin America and Canada
  sally@peterson@xircom.com
  -------------------------
  Tel. 805-375-8892

  Europe/Middle East/Africa:
  Carina Govaert
  Public Relations Manager
  carina@govaert@xircom.com
  -------------------------
  Tel. +32/3 450 0904

  Asia Pacific:
  Monica Li
  Public Relations Executive
  monica@li@xircom.com
  --------------------
  Tel. +65 732 5001

  Japan:
  Reiko Iwado
  Public Relations Executive
  reiko@iwado@xircom.com
  ----------------------
  Tel: +81/(0)3 3407 0033
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This news release contains certain forward-looking statements based on current expectations that involve a number of risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include the actual closing of the acquisition of OTI, conditions in the capital markets, and the timing of share repurchases.

Xircom is a registered trademark of Xircom, Inc. Other company or product names have been used for identification purposes only and may be trademarks or registered trademarks of their respective companies.

Xircom is headquartered in Thousand Oaks, Calif., and has regional headquarter offices in Antwerp, Belgium, Tokyo, Japan and Singapore. US Sales: (800) 438-4526. Telephone: (805) 376-9300 Fax: (805) 376-9311

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